July 13, 2010

United States Securities and Exchange Commission
Perpetual Energy Inc.

Dear Sirs/Mesdames:

Re:
Perpetual Energy Inc. – Form F-3 Registration Statement

We have acted as Canadian counsel to Perpetual Energy Inc., a corporation amalgamated under the laws of the Province of Alberta (the "Company"), in connection with the filing of a registration statement on Form F-3 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, in respect of 5,000,000 common shares (the "Common Shares") issuable pursuant to the Company's Premium Dividend™ and Dividend Reinvestment Plan dated as of June 30, 2010 (the "Plan").  This opinion is being furnished to you as a supporting document for the Registration Statement.

We have reviewed the Plan and the Registration Statement and made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

The opinion expressed in paragraph (i) below is limited to the laws of the Province of Alberta, including the federal laws of Canada applicable therein.  The opinion expressed in paragraph (ii) below is limited to the federal income tax laws of Canada.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any such change could affect the continuing validity of the opinion set forth in paragraph (ii) below.  We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

Based on the foregoing, we are of the opinion that:

(i)
The Common Shares to be issued pursuant to the Plan have been duly authorized and, when and to the extent issued in accordance with the Plan, such Common Shares will be outstanding as fully paid and non-assessable Common Shares; and

(ii)
Subject to the qualifications set forth therein, the summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan, who for the purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder (the "Tax Act") and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) common shares in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere, set forth under the caption "Canadian Federal Income Tax Considerations" in the Registration Statement is an adequate summary in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act.  In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act.

Yours truly,

BURNET, DUCKWORTH & PALMER LLP

Signed "Burnet, Duckworth & Palmer LLP"